Exhibit 99.1

Consent of Citigroup Global Markets Inc.

We hereby consent to (1) the inclusion of our opinion letter, dated October 12, 2020, to the Special Committee of the Board of Directors of HUYA Inc. (“HUYA”) as Exhibit 99.1 to the Registration Statement of HUYA on Form F-4 (the “Registration Statement”) relating to the proposed merger involving HUYA, Tiger Company Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands and a direct wholly owned subsidiary of HUYA, DouYu International Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands, and Nectarine Investment Limited, (2) the description of such opinion letter and the references to our name in the Registration Statement under the captions entitled “Opinion of Citigroup Global Markets Inc. as Financial Advisor to Huya Special Committee”, “Special Factors—Background of the Merger”, “Special Factors—Huya Reasons for the Merger and Recommendation of the Huya Special Committee”, “Special Factors—Certain Financial Forecasts”, “Special Factors—Opinion of Citigroup Global Markets Inc. as Financial Advisor to Huya Special Committee”, and “Annex E: Opinion of Citigroup Global Markets Inc.” and (3) the filing of this consent as an exhibit to the Registration Statement. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Colin Banfield
Colin Banfield

Hong Kong

November 10, 2020